EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

December 21, 2015

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

Charlottesville, VA – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on December 18, 2015, the Board declared a quarterly cash dividend of $0.10 per share to be paid on January 18, 2016 to shareholders of record as of January 4, 2016. The dividend represents an annual yield to shareholders of approximately 1.67% based on the closing price of the Company’s stock on December 18, 2015.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank also has a loan production office in Warrenton, Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust, 434-817-8649

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